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                                                                    EXHIBIT 3(b)

    STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
 FILED 09:01 AM 10/31/1994
   944190297 - 2326553


                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION





MR. PICKUP CO., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of MR. PICKUP CO., resolutions were duly adopted setting forth a proposed amendment of the Cerficate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows.

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "one" so that, as amended, said Article shall be and read as follows:

                      Change Name From: Mr. Pickup Co To:
--------------------------------------------------------------------------------

                               Pick-up Plus Inc.
--------------------------------------------------------------------------------

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment

IN WITNESS WHEREOF, MR. PICKUP CO. has caused this certificate to be signed by

               John J. Fitzgerald                 its President, and
--------------------------------------------------

               Mary C. Fitzgerald                   its Secretary,
----------------------------------------------------

this      26      day of         Sept           , 1994.
    --------------      ------------------------


                                        By:  /s/ John J. Fitzgerald
                                           ----------------------------------
                                           President

                                        Attest: /s/ Mary C. Fitzgerald
                                               ------------------------------
                                               Secretary


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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               PICK-UP PLUS INC.




         PICK-UP PLUS INC,, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the sole stockholder, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         II. Article FOURTH of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                  "The aggregate number of shares which the Corporation shall have authority to issue is 55,000,000, divided into 50,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $1.00 par value per share.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
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                  (e) Whether or not the shares of that series shall be
         redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (h) Any other relative rights, preferences and limitations of that series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto."

         IN WITNESS WHEREOF, Pick-Up Plus Inc. has caused this Certificate to be executed by John J. Fitzgerald, its authorized officer, on this 12 day of January, 1999.


                                           /s/ John J. Fitzgerald
                                           ----------------------------------
                                           John J. Fitzgerald
                                           President